[EXHIBIT 1.1]





                                        May 14, 2002




Eagle Supply Group, Inc.
122 East 42nd Street, Suite 1116
New York, NY 10168
ATTN: Douglas P. Fields

Gentlemen:

     This letter will confirm our mutual agreement with respect to our engagement as Placement Agent ("Distributor") to act on behalf of Eagle Supply Group, Inc. (the "Company") in connection with the offer and sale on a best efforts basis of up to 1,700,000 shares of the Common Stock of the Company (to be sold in two equal tranches) to one or more individuals or entities (each, a "Buyer") at a price per share of $2.75, for an aggregate gross purchase price of not less than $3,000,000, subject to applicable regulations. The purchase and sale of such shares will be substantially on the terms described in the Confidential Memorandum attached hereto as Exhibit 1 (the "Term Sheet"; provided, however, that to the extent of a conflict in the terms of the transaction described in this Agreement and those described in the Term Sheet, the terms of this Agreement shall prevail) and such other terms (including modification to any of the terms described in the Term Sheet or herein) as the Company, the Distributor and the Buyers may agree. The shares sold in the offering ("Offered Shares") will be duly registered for resale following the closing of the initial tranche pursuant to the Securities Act of 1933 (the "Securities Act").

     1. The engagement hereunder shall be for a term commencing upon the execution of this letter by the Company and continuing until October
1,2002.   You represent that no other offering is presently in progress by the Company which has not been disclosed to us. You agree that you will not engage any other finder, broker or distributor to act in such capacity or any similar capacity with respect to this offering.

     2.   (a)  The Company will pay a fee to the Distributors as follows
(i) a cash fee (the "Distributor's Fees") equal to ten percent (10%) of the aggregate gross purchase price received by or on behalf of the Company from the sale of the Offered Shares (for each tranche, the "Purchase Price"), and (ii) the Distributor's Warrants (as defined below). The Distributor's Fees will payable out of the Purchase Price paid in or deposited in escrow by the Buyers in connection with the closing of each tranche.


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          (b)  The Company shall pay the legal and Escrow Agent's (as defined below) fee of $20,000 (payable $10,000 on the closing of each tranche). These fees shall be deducted from the Purchase Price paid in or deposited in escrow by the Buyers in connection with the closing of each tranche. The Company shall also pay legal fees of counsel for the Buyers in connection with the review of the Registration Statement on behalf of the Buyers; the fee for the review of the initial Registration Statement may be held in escrow by the Escrow Agent out of the Purchase Price deposited in escrow by the Buyers in connection with the closing of the initial tranche.

          (c) The net proceeds to be received by the Company after deducting Distributor's Fees shall be (i) 90% of the Purchase Price paid in or deposited in escrow by the Buyers in connection with the closing of each tranche, less (ii) the amounts contemplated by the immediately preceding paragraph (b).

          (d) Other than the Distributor's Fees payable hereunder and the Distributor's Warrants, the Distributor shall not be entitled to any additional compensation from the Company, nor shall Distributor be reimbursed for its expenses in connection with the transactions contemplated by this Agreement.

     3. (a) Each Buyer will be an "accredited investor" as said term is defined in Rule 501 under Regulation D promulgated under the Act.

          (b) The Company shall have the right in its sole discretion to reject any subscription and to disapprove any person or entity which is proposed by the Distributor to be a purchaser of any Offered Shares.

          (c) Each Buyer will, within two business days after acceptance by the Company of a Securities Purchase Agreement ("Securities Purchase Agreement") in the form annexed hereto as Exhibit A, pay the Purchase Price for the Offered Shares being purchased by that Buyer in the initial tranche (the "Initial Common Stock") in escrow to the Escrow Agent. The Escrow Agent is authorized to release the funds of each Buyer to the Company (net of deductions contemplated by the Transaction Documents, as defined in the Securities Purchase Agreement) after all of:

               (i) the Company approves such Buyer and the Securities Purchase Agreement which shall have been submitted and signed by the Buyer, and

               (ii) the Company has caused to be delivered to the
                    Escrow Agent or its designee, certificates representing the Common Stock and the Warrants being issued in connection with such tranche, as contemplated by the Securities Purchase Agreement, and the opinion of counsel contemplated by the Securities Purchase Agreement.

The terms for the closing of the Common Stock to be purchased in the second tranche are described in the Securities Purchase Agreement.

     4. The Company will cause the Common Stock purchased pursuant to such Securities Purchase Agreement to be delivered to Krieger & Prager, LLP as escrow agent (the "Escrow Agent") pursuant to the terms of the Joint Escrow Instructions attached as Annex I to the Securities Purchase Agreement.

     5. The Distributor represents, warrants and agrees that each Buyer of the Common Stock will be qualified to purchase the Common Stock under the laws of the jurisdiction in which such person resides and that the offer and sale of the Common Stock will not violate the securities or other laws of such jurisdiction. The Company agrees that with respect to any offerees resident in the United States, the Company will file, at the request of Distributor, such necessary applications with any applicable securities regulatory authority, provided, that all U.S. offerees will be accredited investors. The Distributor is a member of NASD and a licensed broker-dealer.

     6. Distributor is an independent contractor, and is not an employee, partner, joint venturer or the agent of or with the Company. Distributor is not authorized to bind the Company or to assume or create any obligation or responsibility, express or implied, on behalf of the Company or in its name, nor is Distributor authorized to make any representations or warranties on behalf of the Company.

     7. As more fully described in Exhibit B hereto, which is being executed simultaneously herewith, each party hereto will indemnify and hold the other (including its partners, agents, employees, and controlling persons within the meaning of Section 15 of the Act or
Section 20 of the Exchange Act) harmless from and against certain claims, liabilities, losses, damages and expenses incurred, including fees and disbursements of counsel, related to or arising out of this engagement.

     8.   The Company agrees to issue to Distributor on each Closing
Date (as defined in the Securities Purchase Agreement) , transferable divisible warrants (the "Distributor's Warrants") for such number of shares of Common Stock equal to ten (10%) percent of the number of shares
of Common Stock purchased by all Buyers in each tranche.   Such
Distributor's Warrants shall bear an exercise price per share of Common Stock equal to $3.50 per share (which amount shall be equitably adjusted to reflect capital adjustments, such as stock splits, effected after the date hereof and before the issuance of the Warrant). The Distributor's Warrants shall be exercisable immediately upon issuance, and for a period of five (5) years thereafter, together with cashless exercise and registration rights for the underlying shares in the Registration Statement (as defined in the Securities Purchase Agreement) and piggy-back registration rights after the expiration of the effectiveness of the Registration Statement as contemplated by the Registration Rights Agreement contemplated by the Securities Purchase Agreement.

     9. The Company represents, warrants, and agrees that, in addition to the warranties to be made by the Company to the Buyers:

          (a) the Company will use its commercially reasonable efforts to registered the Offered Shares and the Warrant Shares (as defined in the Securities Purchase Agreement) pursuant to the Securities Act of 1933, as amended (the "Exchange Act"), following the Initial Closing Date (as defined in the Securities Purchase Agreement);

          (b) the Company represents that, as of the date hereof, it has timely filed all the material required to be filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 for a period of at least twelve months preceding the date hereof; and the Company warrants that it will continue to file all such material on a timely basis through the second anniversary of the Additional Closing Date (as defined in the Securities Purchase Agreement);

          (c) as of the date hereof, the Company is in full compliance, to the extent applicable, with all reporting obligations under either
Section 12(b), 12(g) or 15(d) of the Exchange Act. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed on The NASDAQ/SmallCap Market, and has received no notice, either oral or written, with respect to any potential ineligibility for such listing;

          (d) the Offered Shares will be offered and sold in compliance with all U.S. securities laws and regulations; it being understood that this representation, warranty and agreement is made relying exclusively on the representations, warranties and agreements made by the Distributor and/or Buyers herein or in the applicable subscription documents. The Company will, at its expense, make all filings required under the Securities Act or the Exchange Act, and any applicable domestic securities exchange or trading market, if any;

          (e) the information furnished by the Company to Buyers, taken as a whole, will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statements therein not misleading; provided however, that this representation and warranty does not extend to written material furnished to the Company by Distributor relating to Distributor or the distribution process;

          (f) the Company has all requisite corporate power and authority to execute this agreement and to perform its agreements contained herein. All corporate action necessary for the authorization, execution, delivery and performance hereof have been taken. This agreement constitutes a valid and binding obligation of the Company;

          (g) the execution and performance of this agreement by the Company and the offer and sale of the Offered Shares will not violate any provision of the Articles of Incorporation or By-laws of the Company or any material agreement or other instrument to which the Company is party or by which it is bound, and which violation(s) would have a material adverse effect on the business or financial condition of the Company.
Any material necessary approvals, U.S. governmental and private, will be obtained by the Company prior to the issuance of the Offered Shares;

          (h) the Company makes no other representation or warranty with respect to the Company, its finances, assets, business or prospects or otherwise, except as expressly set forth herein or in the Securities Purchase Agreement or the other Transaction Agreements (as defined in the Securities Purchase Agreement). Distributor will advise each Buyer and potential Buyer of the foregoing, and that such Buyer is relying on its own investigation with respect to all such matters, and that such Buyer will be given reasonable access to any and all material publicly available documents and Company personnel it may require for such investigation; and

          (i) the Company believes it will be eligible to file a Registration Statement on Form S-3 to register the resale of the Offered Shares and the Warrant Shares by the Buyers following the Initial Closing Date.

     10. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the County of New York or the state courts of the State of New York sitting in the County of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier, in each case addressed to a party at such party's address shown in the introductory paragraph or on the signature page of this Agreement or such other address as a party shall have provided by notice to the other party in accordance with this provision.

Dated:   May 14, 2002

                              vFINANCE INVESTMENTS, INC.


                              By:  /s/Richard Rosenblum
                                 --------------------------------

                                 Its    Managing Director
                                    -----------------------------


AGREED & ACCEPTED:

EAGLE SUPPLY GROUP, INC.


By: /s/Frederick M. Friedman
   ---------------------------------

    Its   Executive Vice President
       -----------------------------

                            EXHIBIT B
                            ---------


                    INDEMNIFICATION AGREEMENT



     In consideration of the agreement of vFINANCE INVESTMENTS, INC.. (hereinafter "Distributor") to act on behalf of EAGLE SUPPLY GROUP, INC. (the "Company") pursuant to the Distributor's Agreement (the "Agreement"), dated May 14, 2002, the Company agrees to indemnify and hold harmless Distributor and each of its directors, officers, agents, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended) (Distributor and each such other person or entity are hereinafter referred to as an "Indemnified Person"), from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively "Losses"), as they may be incurred including all reasonable legal fees and other reasonable expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any Losses (whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party) to which any of them may become subject (including in any settlement effected with the Company's consent) as a result of any claim, investigation or legal proceeding made or instituted by any third party relating to or arising out of Distributor's engagement under the Agreement (excluding any engagement that may arise out of the right of first refusal set forth in Section 9 of the Agreement). The Company will not, however, be responsible under the foregoing provisions with respect to any Losses (a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted from actions taken or omitted to be taken by an Indemnified Person due to its gross negligence, bad faith, willful misconduct, (b) to the extent that such Losses consist of amounts paid or agreed to be paid in settlement of any claim or lawsuit, if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, (c) the marketing actions of the Distributor not specifically approved and authorized by the Company, including, without limitation, the Distributor's making any representations and misstatements regarding the Company not contained in (i) the Company SEC Documents or the Transaction Agreements (as those terms are defined in the Securities Purchase Agreement referred to in the Agreement) or (ii) any other writing of the Company specifically provided by the Company to the Distributor, or (d) the failure of the Distributor to provide to prospective investors any material provided by the Company to the Distributor with specific instructions for the Distributor to disclose the same to such prospective investors.

     If the indemnity referred to in this agreement should be, for any reason whatsoever (other than any of the reasons set forth in the last sentence of the immediately preceding paragraph), unenforceable, unavailable or otherwise insufficient to hold such Indemnified Person harmless for any Losses for which the Company has agreed to hold such Indemnified Person harmless hereunder, the Company shall pay to or on behalf of each Indemnified Person contributions for Losses so that each Indemnified Person ultimately bears only a portion of such Losses as is appropriate (i) to reflect the relative benefits received by each such


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Indemnified Person, respectively, on the one hand and the Company on the other hand in connection with the transaction, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of each such Indemnified Person, respectively, and the Company as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of all Indemnified Persons to all Losses in connection with any transaction exceed the value of the consideration actually received by Distributor pursuant to the Agreement. The respective relative benefits received by Distributor and the Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate consideration received by Distributor in connection with the transaction bears to the total consideration of the transaction. The relative fault of each Indemnified Person and the Company shall be determined by reference to, among other things, whether the actions or omissions to act were by such Indemnified Person or the Company, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act.

     The Company also agrees that no Indemnified Person shall have any liability to the Company or its affiliates, directors, officers, employees, agents or shareholders related to or arising out of the Agreement, except that each Indemnified Person shall indemnify and hold harmless the Company, its directors, officers, agents, consultants and controlling persons from and against any Losses as they are incurred which result from actions taken or omitted to be taken by such Indemnified Person due to its gross negligence, bad faith, or willful misconduct. Notwithstanding the immediately prior sentence of this paragraph, each of the Distributor and the Company, for itself and for any party claiming any rights hereunder through it, if and to the extent contemplated hereby, understands and agrees that the indemnification and reimbursement commitment set forth in this Agreement shall not apply to any lawsuit, claim, controversy or proceeding solely between and among the Distributor and/or any other Indemnified Party claiming through the Distributor, on the one hand, and the Company and/or any party, if any, claiming through the Company, on the other hand, other than the enforcement of this Agreement itself. In no event, regardless of the legal theory advanced, shall the Company or any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

     If any action is brought against any Indemnified Person in respect of which indemnity may be sought against the Company hereunder, such Indemnified Person shall promptly notify the Company in writing of such action and the Company shall be entitled to participate therein and, to the extent the Company shall wish, assume the defense thereof. Upon the request of an Indemnified Person, the Company shall retain counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person and any others the Company may designate in such action and shall pay the reasonable fees and expenses of such counsel related thereto as they are incurred. In any such action, an Indemnified Person shall have the right to retain its own counsel at its own expense, except that the Company shall pay as they are incurred the reasonable fees and expenses of counsel retained by such Indemnified Person only in the event that (i) the Company and such Indemnified Person shall have mutually agreed to the retention of such counsel or (ii) the Company has directed counsel to represent one or more parties in addition to such Indemnified Person in such action, and in the written opinion of such counsel, representation of both such Indemnified Person and such other party or parties by the [continued on next page] same counsel would be inappropriate due to actual or potential conflict of interests between them, it being understood that the Company shall not be liable for the reasonable fees and expenses of more than one separate firm for all the Indemnified Persons. No indemnification provided for herein shall be available to any Indemnified Person that fails to give notice as provided above if the Company was unaware of the action to which such notice would have related and was substantially prejudiced by such failure or to any Indemnified Person that retains its own counsel in accordance with the immediately preceding sentence except in the circumstances set forth in clause (i) or (ii) thereof. The Company agrees that without Distributor's prior written consent it shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding related to the Agreement unless the settlement, compromise or consent also includes an express unconditional release of all Indemnified Persons from all liability and obligations arising therefrom.

     The indemnity agreements herein shall apply with respect to all claims for indemnity made within three (3) years after the Additional Closing Date; provided, however, that such agreements shall continue to apply to all Losses relating to or arising out of such claim even with respect to any portion of the Losses which were incurred or accrued or otherwise relate to periods after the third anniversary of the Additional Closing Date.

     The respective obligations of the Company and the Indemnified Persons referred to above shall be in addition to any rights that any Indemnified Person or the Company, as the case may be, may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company. It is understood that the respective obligations of the Company and the Indemnified Persons will remain operative regardless of any termination or completion of Distributor's services pursuant to the Agreement.

     The provisions of Section 10 of the Agreement are incorporated herein by reference as if set forth herein in full.

                              vFINANCE INVESTMENTS, INC.


                              By:   /s/Richard Rosenblum
                                 ---------------------------------

                                 Title:   Managing Director
                                       ---------------------------


                              EAGLE SUPPLY GROUP, INC...


                              By:   /s/Frederick M. Friedman
                                 ---------------------------------

                                 Title:  Executive Vice President
                                       ---------------------------


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